Exhibit 99.1

CV Sciences, Inc. Extinguishes Convertible Debt

San Diego, CA - August 25, 2022 (GLOBE NEWSWIRE) - CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our”, “us” or “we”), a preeminent consumer wellness company specializing in hemp extracts and other proven science-backed, natural ingredients and products, announced today that CV Sciences extinguished its entire outstanding convertible debt.

“We have retired all of our outstanding convertible debt which strengthens our balance sheet and helps us with our long-term strategic initiatives,” said Joseph Dowling, Chief Executive Officer. “The termination of all convertible debt and related obligations to issue stock to our lender will eliminate the dilutive impact of this debt on our stockholders. In addition, the termination of our convertible debt will eliminate the downward pressure on our stock caused by sale of the shares issued at each conversion event. Our focus is to support our business goals that build shareholder value, and in this regard we believe eliminating the negative impact of this financing is just as important as continuing to grow our PlusCBD™ branded products business.”

Additional details regarding the transaction were included in CV Sciences Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on August 25, 2022, and are available by visiting www.cvsciences.com.

About CV Sciences, Inc.
CV Sciences, Inc. (OTCQB:CVSI) is a consumer wellness company specializing in hemp extracts and other proven, science-backed, natural ingredients and products, which are sold through a range of sales channels from B2B to B2C. The Company’s PlusCBD™ branded products are sold at select retail locations throughout the U.S. and are one of the top-selling brands of hemp extracts in the natural products market, according to SPINS, the leading provider of syndicated data and insights for the natural, organic and specialty products industry. CV Sciences follows all guidelines for Good Manufacturing Practices (GMP) and the Company’s products are processed, produced, and tested throughout the manufacturing process to confirm strict compliance with company standards and specifications. With a commitment to science, PlusCBD™ product benefits in healthy people are supported by human clinical research data, in addition to three published clinical case studies available on PubMed.gov. PlusCBD™ was the first hemp extract supplement brand to invest in the scientific evidence necessary to receive self-affirmed Generally Recognized as Safe (GRAS) status. CV Sciences, Inc. has primary offices and facilities in San Diego,

California. The Company also operates a drug development division focused on developing and commercializing CBD-based novel therapeutics. Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

Forward Looking Statements
This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risk and uncertainties.

Contact Information
ir@cvsciences.com